EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Louise A. Walker                                                                 May 20, 2022
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

Walker Announces Retirement – Smith to Take the Reins

Dixon, California – Louise Walker, Chief Executive Officer of First Northern Bank and First Northern Community Bancorp, has formally announced her retirement, effective December 31, 2022. With unanimous support of the Board, Ms. Walker announced today that Jeremiah Smith, currently Senior Executive Vice President and Chief Operating Officer, will be promoted to President and Chief Executive Officer of the Company and the Bank effective January 1, 2023, as her successor. Ms. Walker will remain on the boards of the Company and the Bank; upon succeeding to the position of President and Chief Executive Officer, Mr. Smith will join both Boards as a director.

“It has been an absolute privilege and honor to serve First Northern Bank’s customers, employees, and community members for over 43 years. After 12 years as CEO, navigating some of the most challenging times during my career, it seems about as right as it can be to make this transition. I am proud to have had the opportunity to uphold First Northern Bank’s purpose of building long-lasting relationships by addressing specific financial needs on a personalized basis, providing opportunities for our employees, and being committed and passionate about making a difference in our communities.”

“After Jeremiah’s 19 years of service to the Bank, I am confident that he will continue to lead First Northern as a purpose-driven organization, and the Bank will continue to adapt and grow through his strong and thoughtful leadership. Jeremiah has demonstrated over the years that his leadership abilities during crisis and steady state are exceptional. Community banking is a people business, and he cares deeply about our employees. He is an incredible community banker who is committed to our customers and understands how important the Bank’s role is to the communities it serves.”

Mr. Smith commented, “I am honored and humbled by this opportunity.  Louise has done an outstanding job of leading First Northern over the past 12 years.  I am fortunate to have Louise as a mentor, and I look forward to carrying on the great work she has done for our shareholders and the communities we serve.”

Mr. Smith earned his Bachelor of Science degree in Finance from California State University, Sacramento. Mr. Smith received a graduate certificate from the Pacific Coast Banking School at the University of Washington. Mr. Smith currently serves as a Board member on the Greater Sacramento Economic Council, Western Bankers, West Sacramento Chamber of Commerce, and West Sacramento Rotary, and serves on various policy committees for American Bankers Association and California Bankers Association. He is also a senior fellow of the American Leadership Forum.

Chairman of the Board Richard Martinez added, “On behalf of the Board, we want to thank Louise for her numerous contributions to the Bank and for its success. During Louise’s tenure as CEO, First Northern Bank has grown in scope and strength. Louise’s passion for the Bank’s mission and commitment to service is to be celebrated. She has been deeply committed to leading First Northern Bank to be one of the premier community banks in our region. The Board also looks forward to working with a transformational and charismatic leader like Jeremiah.  The Bank could not be in better hands for the next chapter.”

Louise currently serves as Treasurer of the American Bankers Association, past Chair of California Bankers Association and board member of Western Bankers, Director of the Pacific Coast Bankers Bank and numerous local boards, including Valley Vision, Yolo Food Bank, Solano Economic Development Corporation, Lambda Alpha International of Sacramento, Rotary and Soroptimist International of Dixon.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, and Rancho Cordova. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 11 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2021 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s expectations about its future results, growth and positioning, and its senior management transition and the timing and expected impacts thereof, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.